Exhibit 99.1

Astoria Financial Corporation Schedules Third Quarter Earnings Release & Conference Call

LAKE SUCCESS, N.Y., Oct. 14, 2015 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF), announced that it expects to report third quarter 2015 earnings on Wednesday, October 28, 2015 at approximately 4:45 p.m. Eastern Time (ET). A copy of the news release will be immediately available on its web site, www.astoriabank.com.

The Company also announced that Monte N. Redman, President & CEO of Astoria, will host an earnings conference call on Thursday, October 29, 2015 at 10:00 a.m. (ET).

Toll-free dial-in:	(877) 709-8150
International dial-in:	(201) 689-8354

A simultaneous webcast of the conference call will also be available on the Company's web site at www.astoriabank.com and will be archived for one year.

A telephone replay will be available on Thursday, October 29, 2015 from 1:00 p.m. (ET) through midnight, Saturday, November 7, 2015.

Replay # (Domestic):	(877) 660-6853	Conference ID #: 13620867
Replay # (International):	(201) 612-7415	Conference ID #: 13620867

About Astoria Financial Corporation

Astoria Financial Corporation, with assets of $15.3 billion, is the holding company for Astoria Bank. Established in 1888, Astoria Bank, with deposits in New York totaling $9.2 billion, is the second largest thrift depository in New York and provides its retail and business customers and local communities it serves with quality financial products and services through 87 convenient banking branch locations, a business banking office in Manhattan, and multiple delivery channels, including its flexible mobile banking app. Astoria Bank commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Bank originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area and originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and correspondent relationships covering 13 states and the District of Columbia.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877, ir@astoriabank.com